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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS



The Investment Plan Committee
Amdel Inc. Employee Investment Plan:

We consent to incorporation by reference in the Registration Statement (No. 2-49321) on Form S-8 of FINA, Inc. of our report dated April 17, 1998, relating to the statements of net assets available for plan benefits of the Amdel Inc. Employee Investment Plan as of December 31, 1997 and 1996 and the related statements of changes in net assets available for plan benefits for years then ended, and the related supplemental schedule, which report appears in the December 31, 1997 annual report on Form 11-K of the Amdel Inc. Employee Investment Plan.




                                                           KPMG Peat Marwick LLP


Dallas, Texas
April 30, 1998